Exhibit 99.1

For Immediate Release
For Further Information Contact:
Andrew Fisher at (301) 608-9292
Email: Afisher@unither.com

UNITED THERAPEUTICS COMPLETES EUROPEAN
MUTUAL RECOGNITION FOR REMODULIN®

Remodulin to be Approved in 22 Additional European Union Countries
with Resubmissions to be made in Three Countries

Silver Spring, MD and Research Triangle Park, NC, August 10, 2005:  United Therapeutics Corporation (NASDAQ: UTHR) announced today that the European Union Mutual Recognition Procedure (MRP) has been completed for Remodulin (treprostinil sodium) Injection for the subcutaneous treatment of NYHA Class III Primary Pulmonary Hypertension patients.

“Our pursuit of the European approvals and resubmissions demonstrates our commitment to making Remodulin available as widely as practical,” said Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and CEO.  ”We appreciate the opportunity to work with the European authorities on subcutaneous Remodulin currently, on intravenous Remodulin in the near-term and, subject to the outcome of pending studies, on inhaled and oral formulations as well,” concluded Dr. Rothblatt.

France was the Reference Member State for the MRP as France was the first European Union nation to approve Remodulin in February 2005.  At the completion of the MRP, the following countries endorsed the mutually-agreed summary of product characteristics for Remodulin: Austria, Belgium, Czech Republic, Cyprus, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Italy, Latvia, Lithuania, Luxembourg, Netherlands, Norway, Poland, Portugal, Slovakia, Slovenia, and Sweden.  With French approval already completed, formal action letters must be issued by the 22 other countries and pricing approvals must be issued by each country before commercial sales and marketing activities for Remodulin may commence in each country.  (Remodulin currently is reimbursed in a number of European countries on a non-marketed individual patient basis).  Applications in Ireland, Spain and the United Kingdom were withdrawn by United Therapeutics with regulatory discussions underway concerning the timing of resubmission in these three countries.  There can be no assurances as to the timing of the receipt of the formal action letters and pricing approvals and the completion of discussions and resubmissions in the remaining three countries.

“We are pleased to have received national approvals in 22 additional countries of the European Union,” said Dean Bunce, Sr., Vice President of Regulatory Affairs for United Therapeutics. “Refilings in Ireland, Spain and the United Kingdom will be bolstered by interim data from the United States Phase IV Flolan® transition trial.  We look forward to presenting complete Remodulin data to regulators in these three European nations.”

On August 2, 2005, United Therapeutics announced that the results of the interim assessment from the Phase IV trial were positive (p = 0.0006). Specifically, 13 of 14 patients (93%) in the Remodulin arm were able to successfully transition from Flolan® and complete the study without the need to institute rescue therapy, compared to only 1 of 7 patients (14%) in the placebo arm.

United Therapeutics is a biotechnology company focused on the development and commercialization of unique products for patients with chronic and life-threatening cardiovascular, cancer and infectious diseases.

In addition to historical information, this press release contains forward-looking statements about expectations regarding the commencement of commercial sales and marketing activities of Remodulin in Europe, the timing of the receipt of the formal action letters and pricing approvals, the resubmission of Remodulin marketing authorization applications in Ireland, Spain and the United Kingdom and discussions with regulators in these three countries that are based on United Therapeutics’ current beliefs and expectations as to future outcomes.  These expectations are subject to risks and uncertainties such as those described in United Therapeutics’ periodic reports filed with the Securities and Exchange Commission which may cause actual results to differ materially from anticipated results.  Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in United Therapeutics’ periodic reports and documents filed with the Securities and Exchange Commission, including the company’s most recent Form 10-K and Form 10-Q.  United Therapeutics is providing this information as of August 10, 2005 and undertakes no obligation to publicly update or revise the information contained in this press release whether as a result of new information, future events or any other reason.

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